As filed with the Securities and Exchange Commission on December 20, 2021

Registration No. 333-_________

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-1

REGISTRATION STATEMENT UNDER

THE SECURITIES ACT OF 1933

NORTHVIEW ACQUISITION CORP.

(Exact name of registrant as specified in its charter)

Delaware	6770	86-3437271
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

207 West 25th St, 9th Floor
New York, NY 10001
Telephone: (212) 494-9022

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Jack Stover

Chief Executive Officer

NorthView Acquisition Corp.

207 West 25th St, 9th Floor
New York, NY 10001

Telephone: (212) 494-9022

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Ralph V. De Martino	Barry Grossman, Esq.
Cavas Pavri	Benjamin Reichel, Esq.
Schiff Hardin LLP	Ellenoff Grossman & Schole LLP
901 K Street NW, Suite 700	1345 Avenue of the Americas
Washington, DC 20001	New York, New York 10105
Tel: (202) 778-6400	Tel: (212) 370-1300

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☒ 333-257156

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☒

CALCULATION OF REGISTRATION FEE

Title of Each Class of Security Being Registered	Amount Being Registered	Proposed Maximum Offering Price per Security(1)	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee
Units, each consisting of one share of common stock, par value $0.0001 per share, one right, and one-half of one redeemable warrant(2)	1,725,000	$10.00	$17,250,000	$1,599.08
Shares of common stock included as part of the units(3)	1,725,000	—	—	—	(4)
Rights included as part of the units(3)	1,725,000	—	—	—	(4)
Shares underlying rights included as part of the units(3)	172,500	$10.00	1,725,000	159.91
Redeemable warrants included as part of the units(3)	862,500	—	—	—	(4)
Representative’s shares of common stock(3)	75,000	$10.00	$750,000	69.53
Representative’s warrant	51,750	$11.50	$595,125	55.17
Total			$20,320,125	$1,883.68	(5)

(1)	Estimated solely for the purpose of calculating the registration fee.

(2)	Represents only the additional number of securities being registered. Does not include the securities that the Registrant previously registered on the Registration Statement on Form S-1 (File No. 333-257156).

(3)	Pursuant to Rule 416, there are also being registered an indeterminable number of additional securities as may be issued to prevent dilution resulting from share sub-divisions, share dividends or similar transactions.

(4)	No fee pursuant to Rule 457(g).

(5)	The Registrant previously registered securities having a proposed maximum aggregate offering price of $199,451,250 on its Registration Statement on Form S-1, as amended (File No. 333-257156) which was declared effective by the Securities and Exchange Commission on December 20, 2021. In accordance with Rule 462(b) under the Securities Act, an additional number of securities having a proposed maximum offering price of $20,320,125 is hereby registered, which includes securities issuable upon the exercise of the underwriters’ over-allotment option.

The Registration Statement shall become effective upon filing with the Securities and Exchange Commission in accordance with Rule 462(b) under the Securities Act of 1933, as amended.

EXPLANATORY NOTE

This Registration Statement on Form S-1 is being filed with respect to the registration of 1,725,000 additional units of NorthView Acquisition Corp., a Delaware corporation (the “Registrant”), each consisting of one share of common stock, one right, and one-half of one redeemable warrant, pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and General Instruction V to Form S-1. In addition, this Registration Statement is being filed with respect to the registration of up to an additional 37,500 shares of common stock and a warrant to purchase up to 75,000 shares of common stock that may be issued to the representative of the underwriters (or its designees) in the offering subject to the Registration Statement. This Registration Statement relates to the Registrant’s Registration Statement on Form S-1, as amended (File No. 333-257156) (the “Prior Registration Statement”), initially filed by the Registrant on June 17, 2021 and declared effective by the Securities and Exchange Commission (the “Commission”) on December 20, 2021. The required opinion of counsel and related consent and accountant’s consent are attached hereto and filed herewith. Pursuant to Rule 462(b), the contents of the Prior Registration Statement, including the exhibits thereto, are incorporated by reference into this Registration Statement.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 16. Exhibits and Financial Statement Schedules.

(a) Exhibits. All exhibits filed with or incorporated by reference in the Registration Statement on Form S-1 (SEC File No. 333-257156) are incorporated by reference into, and shall be deemed a part of, this Registration Statement, and the following additional exhibits are filed herewith, as part of this Registration Statement:

5.1	Opinion of Schiff Hardin LLP

23.1	Consent of Marcum LLP

23.2	Consent of Schiff Hardin LLP (included on Exhibit 5.1).

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, New York on the December 20, 2021.

NORTHVIEW ACQUISITION CORP.

By :	/s/ Jack Stover
Name:	Jack Stover
Title:	Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Name	Position	Date

/s/ Jack Stover	Director & Chief Executive Officer (Principal Executive Officer)	December 20, 2021
Jack Stover

/s/ Fred Knechtel	Director & Chief Financial Officer (Principal Financial and Accounting Officer)	December 20, 2021
Fred Knechtel

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